Exhibit 99.1

PHH Corporation Announces Sale and Subservicing Agreements for its Entire non-GNMA Mortgage Servicing Rights Portfolio

Mount Laurel, NJ — December 28, 2016 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced that it has entered into an agreement with New Residential Investment Corp. (NYSE: NRZ) (“New Residential”) for the sale of its entire portfolio of mortgage servicing rights (“MSR”) and related servicing advances, excluding the Ginnie Mae (“GNMA”) MSRs and related servicing advances that were part of the sale transaction announced in November 2016.

Based on the MSR portfolio composition as of October 31, 2016 and market conditions as of December 28, 2016, total proceeds are expected to be approximately $912 million, of which approximately $612 million is from the sale of MSRs and approximately $300 million is related to the sale of servicing advances.  The MSR proceeds exclude estimated transaction fees and expenses of approximately five percent of MSR value, and represent a valuation of 84 basis points on total UPB of $72 billion as of October 31, 2016.  PHH’s MSR-related hedges, including those related to GNMA MSRs, have experienced aggregate realized and unrealized losses of approximately $135 million during the fourth quarter to date, and the Company expects to terminate its related hedge positions in conjunction with the signing of this agreement.

In addition, PHH entered into a subservicing agreement with New Residential, pursuant to which PHH will subservice the 480,000 mortgage loans underlying the MSRs to be acquired by New Residential for an initial period of three years, subject to certain termination provisions.

Glen A. Messina, President and CEO of PHH Corporation, said, “We are pleased to announce that we have concluded these agreements with New Residential and thank them for their efforts. This transaction is an important next step in our strategic review process and enables PHH to efficiently monetize its remaining owned MSR portfolio at the highest available price while maintaining the flexibility to maximize the value of our subservicing platform. We are continuing to evaluate the strategic options for our remaining business platforms and remain on track to complete the strategic review by the end of January 2017.”

The initial sale under the transaction is targeted for closing during the second quarter of 2017, but in no event later than the third quarter.  The transaction is subject to PHH stockholder approval and customary closing requirements, including anti-trust approval and the receipt of consents from certain loan originators and approvals from GSEs, private loan investors, and certain regulators.  The Company expects that substantially all of the proceeds from the transaction will be used to repay PHH’s senior unsecured notes and borrowings under the Company’s servicing advance facility and to pay taxes.  Upon the closing of the initial sale under the transaction, the Company expects it would be required to make an Offer to Purchase its senior unsecured notes, under the terms of its bond indentures, at a purchase price equal to 101% of the outstanding principal amount.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.

Additional Information and Where to Find It

In connection with the proposed transaction, PHH will file a proxy statement with the Securities and Exchange Commission (“SEC”). Stockholders are strongly advised to read the proxy statement and any other relevant documents filed with the SEC as they become available because they will contain important information about the proposed transaction. Stockholders may obtain a copy of the proxy statement when available along with other documents filed by the Company, free of charge, by contacting PHH Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, by email at InvestorRelations@phhmail.com, or by accessing the PHH website at www.phh.com, or the SEC website at www.sec.gov.

Participants in Solicitation

The Company and its directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning PHH’s directors and executive officers is set forth in the proxy statement for PHH 2016 annual meeting of stockholders as filed with the SEC on Schedule 14A on April 28, 2016, and in its most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC on February 26, 2016.  Information regarding the interests of such directors and executive officers in the solicitation will be more specifically set forth in the proxy statement concerning the proposed transaction that will be filed with the SEC. In addition to the proxy statement, PHH files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-3030 for further information on the public reference rooms. PHH’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Hugo Arias

hugo.arias@phh.com

(856) 917-0108

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856) 917-0066